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                                                                    EXHIBIT 99.1


                           CONTACT: Thomas J. Sargeant
                           Chief Financial Officer
                           AvalonBay Communities, Inc.
                           703-317-4635


FOR IMMEDIATE RELEASE


                          AVALONBAY COMMUNITIES PRICES
                     $150 MILLION MEDIUM-TERM NOTES OFFERING

ALEXANDRIA, VA (APRIL 14, 2004) - AVALONBAY COMMUNITIES, INC. (NYSE/PCX: AVB) announced today that it priced a $150 million offering of medium-term notes under its existing shelf registration statement. Interest on the notes is payable semi-annually on April 15 and October 15 and will mature April 15, 2014. These ten-year notes, rated Baa1 by Moody's Investors Service and BBB+ by Standard & Poor's, were issued at 99.445% of par value with a coupon of 5.375% and yield to investors of 5.448%. The Company will use the net proceeds of approximately $148 million, after underwriting discounts and other transaction related costs, to reduce indebtedness outstanding under the Company's unsecured credit facility and for other corporate purposes. Settlement is scheduled for April 21, 2004.

ABOUT AVALONBAY COMMUNITIES, INC.

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 143 apartment communities containing 41,997 apartment homes in ten states and the District of Columbia, of which eleven communities are under construction and two communities are under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay's Web site at http://www.avalonbay.com.



       COPYRIGHT (C) 2004 AVALONBAY COMMUNITIES, INC. ALL RIGHTS RESERVED